FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT ("Agreement") is made by and between Integrated Space Systems, Inc., a California corporation (the "Company"), and Thomas W. Brown ("Employee") effective March 15, 2000.

                                     PREFACE

         WHEREAS, the Employment Agreement between the parties dated February 7, 1998 (the "Employment Agreement") provided, in section 4 that Employee was to receive salary compensation of $60,000 during his first year of employment, $80,000 during his second year of employment and $100,000 during his third year of employment; and

         WHEREAS, due to a shortage of cash flow experienced by the Company and its parent corporation, SpaceDev., Inc. ("SpaceDev"), the Employee accepted a reduced salary of $59,246 for his first year of employment and $68,454 for his second year of employment; and

         WHEREAS, it is the intention of the Company and SpaceDev to fully compensate employee as provided in the Employment Agreement;

         NOW THEREFORE, the Employment Agreement is amended as provided in this Amendment to Employment Agreement.

                                    ARTICLE 1

         Section 4 of the Employment Agreement is stricken in its entirety and amended to read as follows:

"4. COMPENSATION. As compensation for the services which Employee is to render hereunder, the Company shall pay Employee the following aggregate annual salary for and with respect to each year (annual periods ending with the anniversary date of the date of this Agreement) during the term hereof: $59,246 for the first year, $68,545 for the second year and $100,000 for the third year. Employee's salary during each of such years shall be paid in accordance with the normal payroll practices of the Company. At the end of each year during the term thereof, the Board of Directors of the Company may review the compensation of Employee hereunder and if it, in its sole discretion, believes it to be justified, may pay to Employee a cash bonus for and with respect to such year. In addition to the foregoing, SpaceDev, as the parent of the Company, agrees to issue to Employee 10,000 shares of SpaceDev's common stock, $.0001 par value, on January 31, 2001.

         (a) The Company will provide Employee with such fringe benefits as are within the Company's policy as approved by the Board of Directors of the Company. The Company shall also reimburse Employee for expenses reasonably incurred by him in carrying out his duties hereunder, including travel, lodging and reasonable entertainment expenses, promptly after presentation to the Company of receipts or other documents evidencing the incurrence of such expenses providing that such expenses have been approved in advance by the Chief Executive Officer of the Company or are otherwise consistent with policy on such matters as established by the Company's Board of Directors.

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         (b) The Company shall cause SPDV to grant to Employee options to purchase shares of common stock of SPDV in the amounts and upon the terms set forth in Exhibit A attached hereto and incorporated herein by this reference."

         All of the other provisions of the Employment Agreement shall remain in effect without amendment.

                                   ARTICLE II

         This Amendment to Employment Agreement may be executed in any number of counterparts, each of which, when taken together, shall be deemed the fully executed agreement between the parties.

         IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

THE COMPANY:

INTEGRATED SPACE SYSTEMS, INC.



By: /s/ Charles H. Lloyd
    -----------------------------------------
    Charles H. Lloyd, Chief Executive Officer


EMPLOYEE:



/s/ Thomas W. Brown
---------------------------------------------
Thomas W. Brown

SPACEDEV, INC.:



By: /s/ James W. Benson
    -----------------------------------------
    James W. Benson, Chief Executive Officer


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